PHYSICIANS LASER SERVICES, INC.
115 E. BOCA RATON ROAD
BOCA RATON, FL 33432
June 14, 1996


To: Securities and Exchange Commission
    Washington, DC 20549

Gentlemen:

Pursuant to your message id number 6-57815 notifying the registrant of the suspension of the filing of its Form S-8 filed under Accession number 0000740695-96-000004, and your message id number 0-27269 notifying the registrant of suspension of its correction of suspended filing of accession number 0000740695-96-000004, this constitutes a correction of the suspended filing accession numbers 0000740695-96-000004 and 0000740695-96-000006.
Further, this filing constitutes a correction of the Form S-8 inadvertently filed as a test filing under accession number 0000740695-96-000011. The filing fee of $103.45 has been previously paid via wire transfer on May
6, 1996.


Very truly yours


/s/Raymond F. Stack
President

PART I

Item 1. Plan Information. (a)(1) The title of the Plan shall be the "Consultant Compensation Plan" and the name of the Registrant whose securities are to be offered pursuant to the plan is Physicians Laser Services, Inc.

          (2) The general nature and purpose of the plan is to pay and satisfy the compensation (in the form of shares of the Registrant's common stock) owed to the consultants and advisors of the Registrant who have assisted the Registrant in marketing, business planning and negotiating for the acquisition of subsidiary companies for Registrant. The duration of the plan shall be for a period of one year commencing on May 6, 1996. There are no provisions for early termination of modification of the plan. The plan is not intended to be any form of tax deferred compensation or other retirement benefit plan. Rather, it is intended exclusively for payment of compensation to consultants and advisors pursuant to pre-existing written contracts with such consultants and advisors.

          (3) The plan is not an employee retirement benefit plan and is not subject to any provision of ERISA.

          (4) The address and telephone number that may be used to obtain additional information about the plan being registered in this form S-8 is (407) 750-2300. Since the exclusive purpose of this plan is to provide compensation (in the form of shares of the Registrant's capital stock) to the consultants and advisors of the Registrant, there are no assets of the plan, nor is there any investment of any funds in the plan.

     (b) (1) The title and total amount of securities to be offered pursuant to the plan is 500,000 shares of Registrant's common stock.

          (2) The stock offered under the plan has already been registered under section 6 of the Securities Act of 1933 and an order declaring the registration statement effective pursuant to section 8(a) of the Securities Act of 1933 has been issued on June 13, 1984. The Registrant's SEC file number is 2-89401, and the information contained in the aforesaid registration statement is hereby incorporated into this Form S-8 by reference.

     (c) Persons and parties who may participate in the plan include, exclusively: the consultants and business advisors of the Registrant who have introduced or arranged for the introduction to the Registrant of, or who have negotiated in behalf of the Registrant with, merger and/or acquisition candidates, provided management consulting services to Registrant and/or provided market analysis for the Registrant's mobile laser business.

     (d) The period of time within which the above described consultants and advisors may participate in the plan is one year from May 6, 1996. The basis upon which the price at which the securities may be purchased is to be determined is a flat payment of 100,000 shares, plus an option to purchase 200,000 shares at an exercise price of $0.50 per share and an option to purchase 200,000 shares at an exercise price of $1.00 per share for the services rendered pursuant to the attached agreement between the Registrant and its business consultants and advisors described in paragraph (c) above. The securities are not to be purchased in the open market, but instead, are to be issued directly by the Registrant.

          Accordingly, no commission or other charges are imposed for the issuance of the shares.

     (e) The Registrant has informed its consultants and advisors eligible to participate in the plan that the shares issued under this plan are restricted only as provided under and in accordance with Rule 701 of the Rules and Regulations under the Securities Act of 1933, as amended.

     (f) The plan is not, and is not in any way intended to be, a "qualified plan" under section 401 of the Internal
          Revenue Code.  Paragraphs (g), (h), (i) and (j) of Item
          1 are inapplicable.

                            PART II

Item 3. Incorporation of Documents by Reference. The following documents are incorporated herein by reference: (a) the Registrant's latest annual report (Form 10-K for 1995) filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the Registrant's audited financial statements for the period ended October 31, 1995 attached to its Form 10-K for 1995, (b) the Registrant's Form 8K and Form 8K/A filed on March 11, 1996 and April 18, 1996 respectively, and (c) all other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the documents referred to in (a) above.

Item 4. Description of Securities. (a)(1) The securities registered under this compensatory benefit plan are the Registrant's common stock, which bear the exclusive right to vote on all matters requiring shareholder approval under the Registrant's bylaws and the right to receive all dividends declared by the Registrant board of directors. The Registrant has authorized up to 10 million shares of preferred stock; however, there are no shares of preferred stock currently issued or outstanding by the Registrant or any other securities having a preference on dividends, liquidation or assets of the Registrant over the rights of the common equity securities holders.

          (2) The Registrant is not including any preferred stock as part of this plan.

          (3) Except as summarized in Item 4(a)(1), there are no other material rights of the owners of the stock included in this compensatory benefit plan.

          (4) There are no material provisions of the Registrant's articles of incorporation or bylaws that may delay, defer or prevent the occurrence of a "Change in Control".

     (b) The Registrant is not offering or including in this compensatory benefit plan any debt securities.

     (c) The Registrant is also offering or including in this compensatory benefit plan other securities, which shall provide the consultant's and advisors with an option or right to purchase the Retistrant's common stock at a purchase price of $0.50 per share for up to 200,000 shares and an option to purchase an additional 200,000 shares at a purchase price of $1.00 per share of the Registrant's common stock.

Item 5. Interests of Named Experts and counsel. The Registrant has not engaged any "expert" within the meaning of Item
          509 of Regulation S-K for the purpose of preparing this registration statement.

Item 6. Indemnification of Directors. The Registrant's president and CEO, and the chairman of its Board of Directors, is each a controlling person and, pursuant to their respective employment contracts, each has been indemnified by the Registrant with respect to errors or omissions in the performance of their duties as officers and directors of the Registrant.

Item 7. Exemption from Registration. The Registrant is claiming an exemption from registrantion for the securities constituting a part of this compensatory benefit plan pursuant to Regulation E, Rule 701 of the Rules and Regulations under Securities Act of 1933, as amended. Specifically, in accordance with paragraph (b)(ii) of Rule 701, the Registrant has entered into a written contract relating to the compensation of the persons entitled to participate in this compensatory benefit plan. A copy of such written contract has previously been filed with the Securities and Exchange Commission as an attachment to the Form 13D filed on or about October 2, 1995 and incorporated by reference into the Form 8-K filed by the Registrant on March 11, 1996 and the Form 8-K/A filed by the Registrant on or about April 18, 1996. For purposes of this Item 7, the Registrant's
          Form 8-K and Form 8-K/A, including the attached written contracts relating to the compensation of the persons entitled to participate in this plan are incorporated into this Form S-8 by this reference.

Item 8. Exhibits. The Registrant has previously filed a registration statement under section 6 of the Securities Act of 1933, as amended and an order declaring such registration statement to be effective pursuant to section 8(a) of the Securities Act of 1933, as amended has been issued by the Securities Exchange Commission on June 13, 1984. The Registrant's SEC file number 2-89401, and the stock offered under this compensatory benefit plan is the same as has already been so registered. The information contained in the Registrant's aforesaid registration statement and SEC order declaring such registration statement to be effective is hereby incorporated into this Form S-8 by reference. Also incorporated into this Form S-8 by reference are the forms filed by the Registrant referred to and described in Item 3 above.

Item 9. Undertakings. The Registrant hereby undertakes to comply, to the extent not previously complied with in its June 13, 1984 registration statement, all requirements of Item 512 of Regulation S-B or Regulation S-K, as applicable.

     IN WITNESS WHEREOF, pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned officer of the Registrant hereby certifies that the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in the name and on behalf of the Registrant by a duly authorized officer, in the city of Boca Raton, State of Florida as of the 6th day of May, 1996.


PHYSICIANS LASER SERVICES, INC.
(f/k/a Ex-Cel Resources, Inc.)


By: /s/ Raymond F. Stack, president and treasurer




     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the representative capacities specified below on the 6th day of May, 1996, which signatures constitute the approval of the full board of directors of the Registrant.


/s/ Raymond F. Stack, as a member of
the Registrant's Board of Directors


/s/ Gerard D. Grau, as a member of
the Registrant's Board of Directors